Exhibit 10(iii)(x)
COMMERCIAL METALS COMPANY
PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

(the “Participant”)
has been granted a Performance Restricted Stock Unit Award under this Award Agreement (the “Agreement”) in accordance with Section 6.6 of the Commercial Metals Company (the “Company”) 2006 Long-Term Equity Incentive Plan (the “Plan”).
     1. Terms of Award. The number of shares of Common Stock that may be delivered is __________ (the “Awarded Units”). The Date of Grant is June 3, 2010.
     2. Subject to Plan. This Agreement is subject to the terms of the Plan, and the terms of the Plan shall control unless they are inconsistent with the provisions of this Agreement. The capitalized terms used in this Agreement that are defined in the Plan shall have the meanings assigned to them in the Plan.
     3. Vesting; Timing of Delivery of Shares.
a. Subject to special vesting and forfeiture rules in this Agreement, the Awarded Units shall vest upon the following (i) 50% of the Awarded Units shall vest if the Company ranks at the 50th percentile on a Total Stockholder Return basis as compared to its Peer Group with the Total Stockholder Return based on the average of the closing prices on the Principal Market for each Trading Day for the month of June 2010 versus the average of the closing prices on the Principal Market for each Trading Day for the month of June 2013; and (ii) 100% of the Awarded Units shall vest if the Company ranks at or greater than the 60th percentile on a Total Stockholder Return basis as compared to its Peer Group with the Total Stockholder Return based on the average of the closing prices on the Principal Market for each Trading Day for the month of June 2010 versus the average of the closing prices on the Principal Market for each Trading Day for the month of June 2013. Vesting will be calculated on a straight line interpolation basis for a rank on a Total Stockholder Return basis as compared to its Peer Group between the 50th percentile (at a vesting percentage of 50%) and 60th percentile (with a vesting percentage of 100%) with the Total Stockholder Return based on the average of the closing prices on the Principal Market for each Trading Day for the month of June 2010 versus the average of the closing prices on the Principal Market for each Trading Day for the month of June 2013.
     b. For purposes of this Agreement, the following terms shall have the meanings set forth below:
     “Peer Group” means the companies set forth in the Company’s proxy statement filed in December 2009. If between the Date of Grant and June 30, 2013, any member of the Peer Group ceases to be a public company with common stock listed for trading, then such member shall be removed from the Peer Group for any calculations related to this Agreement. If 25% or more of the companies that constitute the original Peer Group are removed from the Peer Group under the preceding sentence, the Committee may add additional companies to the Peer Group; but the Peer Group shall never consist of more than eleven companies.
     “Principal Market” means the New York Stock Exchange, or if the Common Stock is not traded on the New York Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market, the NYSE AMEX or any successor exchanges.
     “Total Stockholder Return” is a per share price at the beginning of the period compared to a per share price at the end of the period with cash dividends assumed to purchase additional fractional shares at the closing price as of the ex-dividend date.
     “Trading Day” means any day on which the Common Stock is traded on the Principal Market.
     c. Notwithstanding the foregoing, all Awarded Units shall automatically become 100% vested and payable upon (i) death; (ii) Termination of Service as a result of Total and Permanent Disability; (iii) Termination of Service as a result of retirement on or after attaining age sixty-two (62); (iv) Termination of Service following the attainment of age fifty-five (55) and ten (10) years of employment with the Company or any Subsidiary; (v) Termination of Service following the attainment of age fifty (50) and fifteen (15) years of employment with the Company or any Subsidiary; or (vi) the occurrence of a Change in Control.
     d. In the event of vesting of Awarded Units pursuant to Section 3.a., the Participant’s death, or the occurrence of a Change in Control, upon the earlier of the date (i) the conditions of Section 3.a. are determined to be satisfied, (ii) the Participant’s death, or (iii) the Change in Control occurs, or as soon as practical thereafter, but in no event later than 60 days following such date, the Company shall deliver to the Participant or the Participant’s personal representative a number of shares of Common Stock equal to the aggregate number of vested Awarded Units credited to the Participant.
     e. Subject to Section 17.b., in the event of the Participant’s Termination of Service as a result of (i) Total and Permanent Disability, (ii) retirement on or after attaining age sixty-two (62); (iii) following the attainment of age fifty-five (55) and ten (10) years of employment with the Company or any Subsidiary, or (iv) following the attainment of age fifty (50) and fifteen (15) years of employment with the Company or any Subsidiary, the Company shall, upon Termination of Service, or as soon as practical following such Termination of Service, but in no event later than 60 days after the Termination of Service, deliver to the Participant or the Participant’s personal representative a number of shares of Common Stock equal to the aggregate number of vested Awarded Units credited to the Participant.
     4. Forfeiture of Awarded Units. Awarded Units that do not become vested and payable in shares of Common Stock in accordance with Section 3 shall be forfeited on the earlier of the date of the Participant’s Termination of Service or June 30, 2013.
     5. Restrictions on Awarded Units and Rights of a Stockholder. The Participant will not be treated as a stockholder with respect to any shares of Common Stock covered by this Agreement until the issuance of a certificate or certificates to the Participant for the shares. Article 11 of the Plan shall cover any adjustments for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates. Subject to the provisions of the Plan, until the date shares of Common Stock are delivered to the Participant under the Awarded Units (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign any of the Awarded Units or any shares of Common Stock that may be delivered under the Awarded Units. All of the rights of the Participant in the Awarded Units and the Common Stock issued upon vesting of the Awarded Units are subject to Section 16 of this Agreement.
     6. Book Entry or Certificate Issuance of Shares and Legend. All shares of Common Stock delivered shall be represented by, at the option of the Company, either book entry registration in the Company’s direct registration services or by a certificate. If the Common Stock was not issued in a transaction registered under the federal and state securities laws, all shares of Common Stock delivered under the Awarded Units that are issued in certificate form shall bear an restrictive legend and shall be held indefinitely, unless they are subsequently registered under the federal and state securities laws or the Participant obtains an opinion of counsel, satisfactory to the Company, that registration is not required. All shares of Common Stock delivered that are issued in book entry direct registration services form shall be subject to the same restrictions described in a restrictive legend.
     7. Specific Performance. The parties acknowledge that remedies at law will be inadequate remedies for breach of this Agreement and consequently agree that this Agreement shall be enforceable by specific performance. The remedy of specific performance shall be cumulative of all of the rights and remedies at law or in equity of the parties under this Agreement.
     8. Investment Representation. Unless the Common Stock is issued to him in a transaction registered under federal and state securities laws, the Participant represents and warrants that all Common Stock which may be acquired hereunder will be acquired by the Participant for investment purposes for his own account and not with any intent for resale or distribution in violation of federal or state securities laws.
     9. Participant’s Acknowledgments. The Participant acknowledges that a copy of the Plan has been made available for his review by the Company, and represents that he is familiar with the terms of the Plan, and accepts this Award subject to all the terms of the Plan. The Participant agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.
     10. Law Governing; Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Texas (excluding any conflict of laws rule or principle of Texas law that might refer the governance, construction, or interpretation of this agreement to the laws of another state). Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought in the courts of the State of Texas, County of Dallas, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Texas, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such proceeding, waives any objection it may now or hereafter have to venue or convenience of forum, agrees that all claims in respect of the proceedings shall be heard and determined only in any such court and agrees not to bring any proceeding arising out of or relating to this Agreement in any other court.
     11. Legal Construction. In the event that any term of this Agreement is held by a court to be invalid in any respect, the invalid term shall not affect any other term that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid term had never been contained herein.
     12. Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter of this Agreement and constitute the sole agreements between the parties with respect to the subject matter.
     13. Parties Bound. The terms that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment set forth in this Agreement.
     14. Modification. No change or modification of this Agreement shall be valid unless the change or modification is in writing and signed by the parties. However, the Company may change or modify the terms of this Agreement without the Participant’s consent or signature if the Company determines that such change or modification is necessary to comply with or be exempt from the requirements of Section 409A of the Code. In any event, the Company may amend the Plan or revoke the Awarded Units to the extent permitted by the Plan.
     15. Tax Requirements. The Participant should consult immediately with his own tax advisor regarding the tax consequences of this Agreement. The Company (or a Subsidiary that is the Participant’s employer) (for purposes of this Section 15 “Company” includes any applicable Subsidiary), shall have the right to deduct from all amounts paid in stock, cash or any other form, any taxes required by law to be withheld in connection with this Award. The Company may also require the Participant receiving shares of Common Stock to pay the Company the amount of any taxes that the Company is required to withhold in connection with this Award. Such payments shall be made when requested by Company and may be required prior to the delivery of any certificate representing shares of Common Stock. Such payment may be made at the election of the Participant (i) by the delivery of cash to the Company in an amount that equals (or exceeds, to the extent necessary to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) if the Company, in its sole discretion, so consents in writing, the actual delivery by the Participant to the Company of shares of Common Stock that the Participant has not acquired from the Company within six (6) months, with an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) if the Company, in its sole discretion, so consents in writing, the Company’s withholding of a number of shares to be delivered upon the vesting of this Award, with an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment (the “Share Retention Method”); or (iv) any combination of (i), (ii), or (iii). However, if the Participant is subject to Section 16 of the Securities Exchange Act of 1934, his withholding obligation under this Section 15 shall be satisfied by the Share Retention Method, and neither the Company nor the Committee shall have any discretion to permit the satisfaction of such withholding obligation by any other means.
     16. Pre-Conditional and Mutual Obligations. The Company’s grant to the Participant of the Awarded Units is mutually conditioned and dependent on the Participant’s execution, compliance with, and the enforceability of, the terms of the employment agreement to be executed between Company and Participant contemporaneously herewith (the “Employment Agreement”). The Employment Agreement includes restrictive covenants prohibiting the Participant’s solicitation of the Company’s customers and employees, and the Participant from engaging in competing activities for a period of time after the Participant’s employment with the Company has ended, as well as requiring the Participant to maintain and not disclose the Company’s confidential information. Should the Participant violate any of these provisions in the Employment Agreement, or if all or any part or application of these restrictive covenants contained in the Employment Agreement is held or found invalid or unenforceable for any reason whatsoever by a court in connection with any claim or defense asserted by the Participant, the Participant understands that: (i) the Agreement is mutually dependent on the enforceability of such provisions and therefore the Participant’s right to the Awarded Units provided herein shall automatically lapse and be forfeited; and (ii) the Company shall be entitled to receive back the proceeds from the sale of any

Common Stock by the Participant which was issued to the Participant upon the vesting of the Awarded Units and shall be entitled to receive back from the Participant any Common Stock which was issued upon the vesting of the Awarded Units that is still owned by the Participant.
     17. Section 409A; Delay of Payment.
     a. It is intended that the payments and benefits provided under this Agreement will be exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Agreement shall be interpreted, construed, administered, and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax upon the Participant under Section 409A of the Code.
     b. To the extent (i) any payment to which the Participant becomes entitled under this Agreement, upon the Participant’s Termination of Service pursuant to Section 3.c. constitutes deferred compensation subject to Section 409A of the Code, (ii) the Participant is deemed at the time of such Termination of Service to be a “specified employee” under Section 409A of the Code, (iii) the Company is publicly traded (as defined in Section 409A of the Code), and (iv) such payment is subject to the delay provided for herein, then such payment will not be made or commence until the earlier of (x) the expiration of the six (6) month period measured from the date of the Participant’s Termination of Service; and (y) the date of the Participant’s death following such Termination of Service.
     18. Forfeiture or Recovery. Notwithstanding anything to the contrary in the Plan, if the Committee determines, in its sole discretion, that the Participant has engaged in fraud or misconduct that relates to, in whole or in part, the need for a required restatement of the Company’s financial statements filed with the Securities and Exchange Commission, the Committee will review all incentive compensation awarded to or earned by the Participant, including, without limitation, any Award under the Plan, with respect to fiscal periods materially affected by the restatement and may cause to be forfeited any vested or unvested Awards and may recover from the Participant all incentive compensation to the extent that the Committee deems appropriate after taking into account the relevant facts and circumstances. Any recoupment hereunder may be in addition to any other remedies that may be available to the Company under any other agreement or applicable law, including disciplinary action up to and including termination of employment.
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     IN WITNESS WHEREOF, this Agreement has been executed by a duly authorized officer of the Company, and the Participant, to evidence his consent and approval of all the terms of this Agreement, has duly executed this Agreement, as of the date specified in Section 1 of this Agreement.

COMPANY:

COMMERCIAL METALS COMPANY

By: Name:	Murray R. McClean
Title:	Chairman, President and Chief Executive Officer

PARTICIPANT:

Signature

Name:
Address: